EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 10/29/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/19/2025	Buy	300	21.62
9/23/2025	Buy	3,834	21.93
9/29/2025	Buy	6,431	21.64
9/30/2025	Buy	8,774	21.75
10/3/2025	Buy	2,032	22.26
10/7/2025	Buy	5,876	22.66
10/15/2025	Buy	4,100	23.30
10/16/2025	Buy	8,802	23.62
10/21/2025	Buy	10,008	23.45
10/22/2025	Buy	500	23.06
10/24/2025	Buy	4,502	23.26
10/28/2025	Buy	2,575	23.60
10/29/2025	Buy	2,901	23.71